Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MGT Capital Investments, Inc. and Subsidiaries

We consent to the incorporation by reference in this Registration Statement on Form S-3 of MGT Capital Investments, Inc., and Subsidiaries, (collectively, the “Company”) of our report dated April 2, 2018, relating to the consolidated financial statements the Company appearing in its Annual Report on Form 10-K for the year ended December 31, 2017. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

June 12, 2018